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+--------+
| FORM 5 |                        U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[X] Check this box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 5 obligations     Filed pursuant to Section 16(a) of the Securities
    may continue. See         Exchange Act of 1934, Section 17(a) of the
    Instruction 1(b).        Public Utility Holding Company Act of 1935 or
                           Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

    McWorter                        R.                             Clayton
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    113 Seaboard Lane Suite B-200
    ----------------------------------------------------------------------------
                                    (Street)

    Franklin                        Tennessee                      37067
    ----------------------------------------------------------------------------
        (City)                      (State)                        (Zip)


2.  Issuer Name and Ticker or Trading Symbol Edgewater Technology, Inc. (EDGW)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

                             Director
                             --------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X] Form filed by One Reporting Person

    [_] Form filed by More Than One Reporting Person

-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    End of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                               3,043*                        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

*-As of June 6, 2001, which was the last day that the Reporting Person was a
  Director of Edgewater Technology, Inc. As of June 6, 2001, the Reporting Person no longer is a Director or has any other relationship with Edgewater Technology, Inc.
  Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
 . If the form is filed by more than one reporting person, see Instruction
  4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
--------------------------------------------------------------------------------
s Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Stock Option                            $12.00
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                            $14.75
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                            $39.63
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                            $10.25
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                            $ 7.17
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                            $ 6.88
-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
(1)          10/01/01      Common     10,000                                                            D
                           Stock
------------------------------------------------------------------------------------------------------------------------------------
(2)          05/02/02      Common      2,000                                                            D
                           Stock
------------------------------------------------------------------------------------------------------------------------------------
(3)          05/11/03      Common      2,000                                                            D
                           Stock
------------------------------------------------------------------------------------------------------------------------------------
(4)          05/10/04      Common      2,000                                                            D
                           Stock
------------------------------------------------------------------------------------------------------------------------------------
(5)          09/14/04      Common     10,000                                                            D
                           Stock
------------------------------------------------------------------------------------------------------------------------------------
(6)          05/22/05      Common      5,000                                   31,000                   D
                           Stock
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:


(1)    These options vest in annual increments of 33% commencing on 10/01/96
(2)    These options vest in annual increments of 33% commencing on  5/02/97
(3)    These options vest in annual increments of 33% commencing on  5/11/98
(4)    These options vest in annual increments of 33% commencing on  5/10/99
(5)    These options vest in annual increments of 33% commencing on  9/14/99
(6)    These options vest in annual increments of 33% commencing on  5/22/00

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                           (Print or Type Responses)


                              /s/ R. Clayton McWhorter              7/13/01
                             -------------------------------   -----------------
                             **Signature of Reporting Person          Date
                             R. Clayton McWhorter